Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 16, 2013, relating to the statement of net assets of Apollo Tactical Income Fund, Inc. (the “Fund”) as of January 16, 2013 appearing in the Prospectus, which is incorporated by reference in such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2013